EXCLUSIVE LICENSEE AGREEMENT

Between

PROTEOMTECH, INC.

And

PROTEOGENESYS, INC.

THIS AGREEMENT (“Agreement”) is made and effective as of the date of first (1) day of November, 2005 (“Effective Date”) by and between PROTEOMTECH, INC, having a principal office at 5980 Horton Street, Suite 405, Emeryville, CA, USA (hereinafter called “Company”), and the PROTEOGENESYS, INC, having a principal office at 1388 Tamura-cho, Nagahama, Shiga, Japan (hereinafter called “Licensee”).

RECITALS

1.

WHEREAS, Company owns and is continuing research in the area of Licensed Technology, as defined in Article 1 of this Agreement; and

2.

WHEREAS, Licensee desires to obtain certain rights in and to the Licensed Technology; and

3.

WHEREAS, Licensee has represented to Company, to induce Company to enter into this Agreement, that Licensee has the desire, expertise and knowledge to develop, produce, market and sell Licensed Products and/or to use Licensed Processes and that it shall commit itself to a thorough, vigorous and diligent program exploring the Licensed Technology such that public utilization of the Licensed Technology shall result.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, Company and Licensee agree as follows:

ARTICLE 1 – DEFINITIONS

1.1

“Exclusive” means Company has not granted and shall not grant further licenses in the licensed Field of Use of Use, so long as this Agreement is in effect.

1.2

“Effective Date” means the effective date of this Agreement as indicated above.

1.3

“Field of Use” means develop, produce, market and sell Licensed Products and/or to use Licensed Processes, within the Territory.

1.4

“Improvement” means any modification of Licensed Product and/or Licensed Process made within the Term of this Agreement in the course of research supported by Licensee hereunder.

1.5

“Know-how” means the data and information embodied in the Licensed Technology.

1.6

“Licensed Patent” means the patent titled “Universal procedure for refolding recombinant proteins” (United States Patent Number: 6,583,268, International Patent Application Number: PCT/US00/35632) and the patent application titled “Apparatus for refolding proteins and method of using same” (United States Patent Application Number 10/844,645, International Application Number: PCT/JP2004/006681, Japanese Patent Application Number: 2003-135108) which cover the Territory, filed by or on behalf of Company.

1.7

“Licensed Process” means any and all processes embodying the Licensed Technology, Know-how and/or the Licensed Patents.

1.8

“Licensed Product” means any and all products embodying the Licensed Technology, Know-how and/or the Licensed Patents.

1.9

“Licensed Technology” means technologies and know-hows, as described and claimed in the Licensed Patent and Improvements thereto.

1.10

“Net Selling Price” shall mean the Licensee’s invoice price to Products without any deduction, except for the following items;

i)	The CIF value of the component parts, parts, materials and reagent imported from Company,
ii)	Import duties, and any other fees for the parts, component parts, materials and reagent purchased from or through Company,
iii)	Indirect taxes on sales,
iv)	Transportation charges, insurance and packing charges, and sales expenses,
v)	Sales returns,
vi)	Any sales discont and rebates, and
vii)	Other expenses agreed to by Company in writing.

1.11

“Running Royalty” means a designated percentage of Net Sales for each Licensed Product or Licensed Process.

1.12

 “Term” means the period beginning on the Effective Date and extending to the expiration of the last to expire Patent.

1.13

“Territory” means Japan.

ARTICLE 2 LICENSE

2.1

Company hereby grants to Licensee a sublicensable,  non-exclusive license within the Territory, in the Field of Use, with the right to, to make, have made, lease, use, distribute, sell, market and otherwise dispose of Licensed Products and practice the Licensed Processes under the Licensed Technology, the Know-how that are embodied in patent titled “Universal   procedure for refolding recombinant proteins” (United States Patent Number: 6,583,268, International Patent Application Number: PCT/US00/35632). Licensee will continue to have access, on a reasonable basis, to investigators within Company to acquire additional Know-how regarding the Licensed Technology.

2.2

Company owns the patent application titled “Apparatus for refolding proteins and method of using same” (United States Patent Application Number 10/844,645, International Application Number: PCT/JP2004/006681, Japanese Patent Application Number: 2003-135108) jointly with PSS, Inc. Company hereby grants to Licensee a sublicensable,  exclusive license within the Territory, in the Field of Use, with the right to, to make, have made, lease, use, distribute, sell, market and otherwise dispose of Licensed Products and practice the Licensed Processes under the Licensed Technology, the Know-how that are embodied in patent application titled “Apparatus for refolding proteins and method of using same”. Licensee will continue to have access, on a reasonable basis, to investigators within Company to acquire additional Know-how regarding the Licensed Technology.

Licensee shall, at its own expense, negotiate and acquire a sublicensable, exclusive license within the Territory, in the Field of Use, with the right to, to make, have made, lease, use, distribute, sell, market and otherwise dispose of Licensed Products and practice the Licensed Processes under the Licensed Technology, the Know-how that are embodied in patent application titled “Apparatus for refolding proteins and method of  using same” from PSS, Inc.

2.3

In addition to generally reserving all rights not expressly granted Licensee by this Agreement, Company expressly reserves the right to conduct research and commercial activity with the Licensed Technology for its own benefit, and to issue other exclusive and nonexclusive Licenses to the Licensed Technology outside the Territory.

ARTICLE 3 – DUE DILIGENCE

3.1

Licensee shall use its best efforts to bring Licensed Product or Licensed Process to market through thorough, vigorous and diligent programs of research, development, testing and marketing of the Licensed Technology and to continue active, diligent marketing efforts for one or more Licensed Products or Licensed Processes throughout the Term.

3.2

In addition, Licensee shall adhere to the following milestones:

3.21

Licensee shall deliver to Company (prior to the first anniversary of the Effective Date) an updated business plan showing plans for each stage of development, the amount of money, number and kind of personnel and time budgeted for each phase of development of the Licensed Product or Licensed Process and shall provide similar plans to Company on or before January 1st of each year.

3.22

Licensee shall achieve development milestones as described in the time and events below:

(1)

Market Licensed products in Japan and worldwide within one (1) year from the Effective Date of this Agreement;

(2)

Reasonably fill the market demand for Licensed Product and Licensed Process following commencement of marketing at any time during the term of this Agreement; and

(3)

Obtain all necessary governmental approvals for the manufacture, use, sale and export of Licensed Product or Licensed Process.

3.3

Licensee’s failure to perform in accordance with any and all portions of Paragraphs 3.1 and 3.2 above shall be grounds for Company to either terminate this agreement or change Licensee’s exclusive License in Paragraph 2.2 to a nonexclusive License, pursuant to Article 11.

3.4

Upon request of Licensee made from time to time during the life of this Agreement, and when Company judges it appropriate, Company agrees to dispatch a reasonable number of Company’s engineers (hereinafter referred to as “Engineer”) to Licensee’s plant in order to give necessary guidance in relation to improve, develop, manufacture, assembly and/or use of Licensed Products and/or Licensed Process.

3.5

The terms and conditions of dispatching Engineer of Company to Licensee’s plant in accordance with Paragraph 3.4 shall be as follows:

3.5.1

Licensee shall, on its own account, purchase and send an economy class round trip air ticket for each Engineer ten (10) days prior to his or her departure from San Francisco.

3.5.2

Licensee shall pay lodging expenses and living expenses for Engineer.

3.5.3

Licensee shall pay Company $250 an hour per Engineer for his/her technical assistance at Licensee’s plant.

3.5.4

The working days of Engineer shall be five (5) days per week, and his or her working hours shall not exceed eight (8) hours per day, and shall include not less than one (1) hour’s rest. In case Engineer accepts licensee’s request to work over the working hours or at midnight, Licensee shall pay to Company a reasonable extra allowance.  Licensee shall arrange fully furnished living accommodations for Engineer.  Licensee shall, during Engineer’s stay in Japan, undertake the full responsibility for Engineer’s health, life, body, property, etc.

ARTICLE 4 - PATENTS AND PATENT COSTS

4.1

Company shall retain title to the Licensed Technology, the Know-how and the Licensed Patents.

4.2

Company shall file, prosecute, and maintain Licensed Patents in the Territory, or any country(s) designated by Licensee at Licensee’s expense, and Licensee agrees promptly to reimburse Company for its outside legal costs incurred under this Paragraph 4.2.

4.3

Failure of Licensee to pay the amounts required under Paragraph 4.2 within thirty (30) days of the receipt of a written statement constitutes a breach of this Agreement.

4.4

Nothing in this Agreement shall prevent Company from seeking patents in countries other than those designated by Licensee.  Such patent applications shall be filed, prosecuted and maintained at Company’s expense, and shall be free of any obligations to Licensee under this Agreement.

ARTICLE 5 PUBLICATION RIGHTS

5.1

Company reserves the right to present or to publish the results of its research on the Licensed Technology. Licensee also has the right to present or to publish the results of its   research on the Licensed Technology. Before submitting such presentation or   publication, however, Licensee agrees to submit copies of any abstract or manuscript   proposed for presentation or publication to Company at least thirty (30) days in   advance of the submission, and if Company asks to defer publication within thirty (30) days after receipt of the abstract or manuscript so that patent applications may be filed, Licensee shall not submit or otherwise disclose to any third party any of the information contained in the abstract or manuscript until such time as a patent application has been filed or the expiration of ninety (90) days from the date of disclosure to Company, whichever occurs first.

ARTICLE 6 - PAYMENTS AND ROYALTIES

6.1

Within ten (10) days of execution of this Agreement, Licensee shall pay to Company a one-time Licensee fee (“Licensee Fee”) of three million (3,000,000) Japanese Yuan. Failure of Licensee to perform under this Paragraph 6.1 will be grounds for termination by Company pursuant to Article 11.

6.2

Licensee shall pay to Company a Running Royalty of:

6.2.1

Ten percent (10%) of Net Sales with respect to any Licensed Product or Licensed Process sold in Territory;

6.2.2

Thirteen percent (13%) of Net Sales with respect to any Licensed Product or Licensed Process sold outside Territory.

6.2.3

Licensed Product and/or Licensed Process shall be considered sold when invoiced, and if not invoiced, when delivered to or performed for a third party.    All monies due to Company shall be payable in Japanese Yen.  Running Royalties accruing to Company shall be paid within forty-five (45) days following the last   day of the calendar quarter in which Net Sales are made.

6.3

Licensee shall keep for a period of two (2) years following the year to which such records related, full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the remuneration payable to Company hereunder.  During the Term of this Agreement and for a period of two (2) years following its termination, Company shall have the right to audit, or have an agent, accountant, or other representative, audit such books, records and supporting data.  Such audit shall be conducted at Licensee’s place of business, during normal business hours.  Such audit shall be paid for by Company, unless such audit reveals that the difference between Licensee’s payment of Running Royalties to Company and what is actually owed is greater than three percent (3%), in which case Licensee shall reimburse Company for the cost of such audit.

ARTICLE 7 – INFRINGEMENT

7.1

Each party shall promptly report in writing to the other party during the Term of this Agreement any infringement or suspected infringement of any patent, or unauthorized use or misappropriation of the Licensed Technology or Know-how by a third party within the Territory, or any country(s) designated by Licensee, of which it becomes aware, and shall provide the other party with all available evidence supporting such infringement, suspected infringement, or unauthorized use or misappropriation.

7.2

Except as provided in Paragraph 7.3, Licensee shall have the right to initiate an infringement suit or other appropriate action against any third party who at any time has infringed or is suspected of infringing any of the Patents or of using without proper authorization all or any portion of the Licensed Technology or Know-how within the Territory, or any country(s) designated by Licensee.  Licensee shall give Company sufficient advance written notice of its intent to initiate such action and the reasons therefor, and shall provide Company with an opportunity to make suggestions and comments regarding such action.  Licensee shall keep Company promptly informed of the status of any such action.  Licensee shall have the sole and exclusive right to select counsel for and shall pay all expenses of such action.  Company shall offer reasonable assistance to Licensee at no charge to Licensee except for reimbursement of reasonable out-of-pocket expenses. Licensee may settle any such action subject to prior approval of Company.  Any damages, profits or awards of whatever nature recovered from such action shall be treated as Net Sales under this Agreement after Licensee has been compensated for its costs in handling such action.

7.3

In the event that Licensee does not within six (6) months (a) secure cessation of the infringement, or (b) enter suit against the infringer, or (c) provide Company with   evidence of the pendency of a bona fide negotiation for the acceptance by the infringer of   a sublicensee under this Agreement, Company shall thereafter have the right, but not the   obligation, to convert Licensee’s exclusive License in Paragraph 2.2  hereunder to a non-  exclusive License and/or to take action against the infringer at Company’s own expense.    Licensee shall offer reasonable assistance to Company in connection with such action at   no charge to Licensee except for the reimbursement of reasonable out-of-pocket   expenses.  Any damages, profits, or awards of whatever nature recovered from such   action shall belong solely to Company.

ARTICLE 8 - WARRANTY DISCLAIMER

8.1

Nothing in this Agreement shall be construed as:

(a)

A warranty or representation by Company as to the validity or scope of any Licensed Patent;

(b)

A warranty or representation that anything made, used, sold or otherwise disposed of under any License granted in this Agreement is or will be free from infringement of patents, copyrights or other intellectual property of third parties;

(c)

An obligation of Company to bring or prosecute actions or suits against third parties for infringement;

(d)

Conferring rights to use in advertising, publicity or otherwise any trademark or the name of Company; or

(e)

Granting by implication, estoppel or otherwise any licenses under patents of Company other than Licensed Patents and Licensed Patent Applications, regardless of whether such other patents are dominant of or subordinate to any Licensed Patent.

8.2

Except as expressly set forth in this Agreement, COMPANY MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO THE USE, SALE OR OTHER DISPOSITION BY LICENSEE OR ITS VENDEES OR OTHER TRANSFEREES OF PRODUCTS INCORPORATING OR MADE BY USE OF TECHNOLOGIES LICENSED UNDER THIS AGREEMENT OR INFORMATION, IF ANY, FURNISHED UNDER THIS AGREEMENT.  SUCH TECHNOLOGIES AND INFORMATION ARE PROVIDED AS IS, WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

ARTICLE 9 – CONFIDENTIALITY

9.1.

As used herein, “Confidential Information” shall mean proprietary information, know-how, samples, drawings or data, technical or non-technical, related to research that originates with either party and is disclosed or provided to the other.  The recipient may use the provider’s Confidential Information for purposes of this Agreement, but agrees neither to use for any other purpose nor to disclose or provide such Confidential Information to any third party at any time during the term of this Agreement or for a period of ten (10) years thereafter, except as follows:

(a)

To the extent that such Confidential Information was known to the recipient from sources other than the provider prior to its disclosure hereunder, and this is demonstrably documented in written records made by recipient prior to such   disclosure; or

(b)

To the extent that such Confidential Information in fact is public knowledge prior to or after its disclosure, other than through acts or omissions attributable to the recipient; or

(c)

To the extent that such Confidential Information was disclosed or provided to the recipient by a third party who did not derive such information from the provider; or

(d)

To the extent that disclosure is required by law or regulation, with prior notice to be provided to the disclosing party to allow it to limit disclosure or seek confidential status; or

(e)

To the extent that such Confidential Information has been developed independently by the recipient, without reference to any Confidential Information of the provider, which development may be proven by competent evidence.

9.2.

Each recipient specifically agrees not to export or re-export any information and/or technical data and/or products in violation of any applicable United States laws and/or regulations.

9.3.

Each recipient will retain control of Confidential Information received hereunder, treating such Confidential Information with the same care as would be afforded its own Confidential Information, and will not provide such Confidential Information to parties who are not bound by obligations of confidentiality consistent with this Agreement.

ARTICLE 10 – NOTICES

10.1

Communications to Licensee concerning this Agreement should be addressed to:

Marksprings Maison A719, 10-40

Gokanme-cho, Seya-ku

Yokohama, Japan

ATTN: Tomomi Umetsu

10.2

Communications to Company concerning this Agreement should be addressed to:

Executive VP

ProteomTech, Inc.

5980 Horton St. Suite 405

ATTN:

 Sean Wu, PhD

ARTICLE 11 – TERMINATION

11.1

Licensee may terminate this Agreement at any time by providing one year’s written notice to Company.

11.2

In the event that Licensee shall be in default of any of its obligations hereunder, Company may at its sole option: (a) terminate this Agreement or (b) convert the exclusive License in Paragraph 2.2 hereunder to a non-exclusive License.  This option (a) or (b) of Company shall be exercised by written notice to Licensee specifying the nature of the default including the amount of royalties then due, if any, and shall be effective thirty (30) days following receipt of said notice by Licensee unless Licensee cures said default prior to the expiration of said period of thirty (30) days.

11.3

Upon termination of this Agreement or conversion to a non-exclusive License as provided under Paragraph 11.1 or 11.2, neither party shall be relieved of any obligations incurred prior to such termination or conversion, and the obligations of the parties under any provisions which by their nature are intended to survive any such termination or conversion shall survive and continue to be enforceable.

ARTICLE 12 – MISCELLANEOUS

12.1

Licensee agrees to defend Company at Licensee’s cost and expense, and will indemnify and hold harmless Company from and against any and all losses, costs, damages, fees or expenses arising out of or in connection with the manufacture, use, commercialization, marketing or sale by Licensee of any Licensed Product and/or Licensed Process hereunder, or the use by Licensee or its transferees of Licensed Technology, Know-how or Licensed Patents, or out of any sale or other disposition by Licensee or its transferees of Licensed Products or Licensed Processes.

12.2

Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the other party.

12.3

Force Majeure  In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement due to any act of God, fire, casualty,   flood, war, strike, terrorism, lockout, failure of public utilities, government regulation or   the like, such party shall give notice to the other party in writing promptly, and thereupon   the affected party’s performance shall be excused and the time for performance shall be   extended for the period of delay or inability to perform due to such occurrence.

12.4

The waiver by either party of a breach or default of any provisions of this Agreement by the other party must be in written form and signed by both parties, and shall not be construed as a waiver of any other breach of the same or any other provision.

12.5

This Agreement may not be modified except in a writing signed by an authorized representative of each party.

12.6

This Agreement contains the full understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating thereto. There are no agreements, representations or warranties between the parties or with   respect to the subject matter hereof except those set forth in this Agreement.

12.7

As of the Effective Date and throughout the Term, each party represents and warrants to the other that:  (a) it is duly organized, validly existing and in good standing as a   corporation or other entity as represented herein under the laws of its jurisdiction of   incorporation, organization or chartering; (b) it has the corporate authority to enter into   this Agreement, (c) execution of this Agreement by its officer whose signature is set forth   at the end hereof has been duly authorized by all necessary corporate action of the party;   and (d) upon execution by all parties this Agreement shall be a valid and binding   agreement of the party enforceable against the party according to its terms.

12.8

Each party has had the opportunity to consult independent legal counsel regarding this Agreement, and the language of this Agreement is the language chosen by the parties to   express their mutual intent.  Accordingly, any rule of law, including Section 1654 of the   California Civil Code, or any legal decision that would require interpretation of any   claimed ambiguities in this Agreement against the party that drafted it has no application   and is expressly waived.

12.9

This Agreement does not create any partnership, joint venture or agency relationship between the parties.

12.10

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

12.11

Severability.  In the event that any of the terms of this Agreement are declared to be illegal by any court of competent jurisdiction, such term or terms shall be null and void   with respect to the jurisdiction of that court and shall be deemed deleted from this Agreement, and all the remaining terms of this Agreement shall remain in full force and effect.

12.12

Headings  The headings of Articles used in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of the respective Articles of this Agreement.

12.13

Languages This Agreement is prepared in the English language, which language shall control, and any translation in any other language shall be for reference only and shall not   bind the parties.

12.14

Governing Law This Agreement shall be construed in accordance with the laws of the state of California, USA.

12.15

Conciliation Any and all disputes arising between the parties concerning the validity, construction or effect of this Agreement, or the rights and obligations created hereunder   shall be brought before a conciliation committee of executives representing both parties   which shall, within two (2) weeks after being informed of the dispute, attempt to work   out a recommendation for settlement of the dispute and transmit such recommendation to   both parties for due consideration.

12.16

ArbitrationUnless otherwise mandated by applicable law in the Territory, any dispute which cannot be settled amicably by conciliation as provided in Article 12.15 shall be exclusively heard, finally settled and decided by arbitration.  All disputes, controversies or differences which may arise between the parties hereto, out of or in relation to or in   connection with this Agreement, or the breach thereof, shall be finally settled either   by arbitration in Tokyo, Japan in accordance with the Commercial Arbitration Rules of The Japan Commercial Arbitration Association in the event Company may bring action   or by arbitration in State of California, the United States of America in accordance with   the Rules of Conciliation and Arbitration of the International Chamber of Commerce in   the event Licensee may bring action.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their properly and duly authorized officers or representatives as of the date first above written.

PROTEOMTECH, INC

PROTEOGENSYS, INC.

By: /s/ Sean Wu

By: /s/   Tomomi Umetsu

Sean Wu, Ph.D.

Tomomi Umetsu

Executive VP

President & CEO

Date: October 10, 2005